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                                                                  EXHIBIT 99.19

                             CONSULTING AGREEMENT
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          CONSULTING AGREEMENT, dated as of April 30, 1995, between GROW GROUP,
INC., a New York corporation (the "Company"), and Russell Banks (the "Consultant").

          WHEREAS, the Consultant is currently employed by the Company as President and Chief Executive Officer;

          WHEREAS, pursuant to the Agreement and Plan of Merger by and among the Company, Imperial Chemical Industries PLC, a corporation organized under the laws of England ("Parent"), and GDEN Corporation, a New York corporation and an indirect, wholly owned subsidiary of Parent (the "Subsidiary"), dated as of April 30, 1995 (the "Merger Agreement"), the Parent will or will cause Subsidiary to commence a tender offer (the "Offer") for all outstanding shares of common stock, par value $.10 per share, of the Company (the "Shares") and will thereafter merge with the Company in a merger in which the Company will be the surviving corporation; and

          WHEREAS, the Company desires to induce the Consultant following the termination of his full-time employment with the Company to act as a consultant to the Company and the Consultant desires to commit himself to act as a consultant to the Company.

          NOW THEREFORE, in order to effect the foregoing, the Company and the Consultant wish to enter into a consulting agreement upon the terms and subject to the conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      1.  Term and Services to be Provided.
          --------------------------------

          (a) Commencing on the date on which the Consultant ceases to be a full-time employee of the Company following consummation of the Offer (the "Commencement Date") and continuing until the first anniversary thereof (the "Term"), the Consultant agrees to provide consulting services to the Company from time to time upon reasonable notice and at the reasonable request
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of the person then serving as Chief Executive Officer of the Company or by the
Board of Directors of the Company. The Consultant will make himself available to consult and cooperate with and advise the Chief Executive Officer and other members of senior management of the Company with respect to such matters involving the business of the Company as may be requested. The Consultant, at his discretion, may perform his duties hereunder from the office space provided to him by the Company pursuant to Section 2(e) hereof, from his place of residence, or from another location of his choosing.

          (b) During the Term, the Consultant may pursue other personal or business interests, provided, however, that such interests do not interfere with his duties as set forth in Section 1(a) hereof.

      2.  Compensation.
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          (a) During the Term, the Company shall pay the Consultant consulting fees at the rate of $400,000 per annum, payable on a monthly basis.

          (b) During the Term, the Company shall provide or make available to the Consultant and his spouse at the Company's expense the same medical and health plans or coverage as the Consultant currently enjoys, or plans or coverage providing the Consultant and his spouse with at least substantially equivalent benefits, with the understanding that (i), to the extent the Consultant or his spouse is eligible for Medicare, Medicare shall be the assumed primary medical coverage provided to Consultant, (ii) the Company shall reimburse the Consultant for any Medicare payments he or his spouse is required to make, and (iii) the Consultant shall have the responsibility of enrolling for any Medicare coverage for which he is eligible, including Medicare Parts A and
B. In addition, on the last day of the Term, the Company shall pay the Consultant, in a lump sum, an amount equal to the actuarial equivalent of the cost of the continuation for the lives of the Consultant and his spouse of coverage under the AARP Medcap program, or a similar plan selected by the Consultant providing supplemental Medicare coverage. Such actuarial equivalent shall be determined by using an 8.25% interest assumption and the mortality tables set forth in the regulations issued under Section 79 of the Internal Revenue Code of 1986, as

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amended.  The coverage provided during the Term and payment of the above-
described lump sum shall relieve the Company of the obligation of providing Consultant and his spouse with medical and health benefits under the employment agreement referred to in Section 10 hereof.

          (c) During the Term, the Company shall continue to provide the Consultant with the automobile currently provided to the Consultant by the Company (such automobile to contain a car phone and to be leased or purchased by the Company, as it may elect). With the exception of gasoline, the Company shall pay for all expenses relating to the operation of the automobile including, without limitation, the cost of repairs, insurance and garaging the automobile in New York City. At the end of the Term the Consultant shall have the option to purchase said automobile from the Company at a price of $1.

          (d) During the Term and for the immediately following two-year period, the Company shall reimburse the Consultant for (i) dues for membership in the Metropolitan Club and the Sky Club, and (ii) reasonable expenses, not to exceed $25,000 in the aggregate, incurred by the Consultant in connection with obtaining professional financial counseling, including but not limited to tax, financial planning and estate planning.

          (e) During the Term, the Company shall provide the Consultant with suitable office space at the Company's executive offices, a secretary and related support services for so long as the Company maintains executive offices in the City of New York.

          (f) During the Term, the Company shall promptly reimburse the Consultant for all reasonable expenses incurred by him in performing services pursuant to the terms hereof, provided he properly accounts therefor in accordance with Company policy as in effect from time to time and of which the Consultant is made aware. To the extent that the Consultant is required to travel on behalf of the Company, he shall be entitled to use first class accommodations.

          (g) Any payments made hereunder shall be made subject to applicable federal, state and local withholding obligations. All payments and other benefits

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hereunder (including pursuant to Section 3 hereof) shall be made without set-off for any reason whatever.

      3.  Termination.
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          (a) Death.  If the Consultant dies during the Term, the Consultant's
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consulting relationship with the Company hereunder shall terminate upon his death, provided that the Company shall pay to the Consultant's spouse (or to such other beneficiary as may be designated by the Consultant by written notice to the Company), the compensation provided in Section 2(a) hereof that would have been paid to Consultant hereunder for the remainder of the Term. Such compensation shall be paid in monthly installments of substantially equal amounts.

          (b) Disability.  If, as a result of the Consultant's incapacity due to
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physical or mental illness, Consultant shall be unable to perform the consulting services described herein for a continuous period of six months, the Company may terminate the Consultant's consulting relationship with the Company. In such event, Company shall continue to pay to the Consultant the compensation provided in Section 2(a) hereof in monthly installments of substantially equal amounts through the end of the Term.

      4.  Noncompetition; Confidentiality.
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          (a) The Consultant agrees that during the Term and for one year following termination of his services as a consultant hereunder, he will not:

               (i) directly or indirectly, either as owner, partner, officer, employee, agent or consultant or in any other capacity, engage in or be employed in any way by any business that is in material competition with the business of the Company and its subsidiaries wherever conducted; provided, however, that the Consultant may own up to five percent of any
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     class of stock of a publicly traded company;

               (ii) whether for his own account or for the account of any other person, willfully and intentionally interfere with the relationship of the Company or any of its subsidiaries) with any person

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     who at any time during the Term was an employee, customer or supplier of the Company, and/or any of its subsidiaries;

          (b) The Consultant recognizes and acknowledges that, either during or after the Term, the Consultant will not, except as may otherwise be required by law, directly or indirectly, willfully or knowingly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, or willfully or knowingly use or cause to be used in any manner adverse to the interests of the Company any Confidential Information (as defined below). The Consultant agrees that, upon termination of services as a consultant of the Company, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof) shall forthwith be returned to the Company and shall not be retained by the Consultant or furnished to any third party, either by sample, facsimile, film, audio or video cassettes, electronic data, verbal communication or any other means of communication; provided, however, that the Consultant shall not
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be obligated to treat as confidential, or return to the Company copies of, any
Confidential Information that (1) was publicly known at the time of disclosure to the Consultant, (2) becomes publicly known or available thereafter other than by action of the Consultant in violation of this Consulting Agreement, or (3) is lawfully disclosed to the Consultant by a third party.

          (c) In the event that the Consultant is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or similar process) to disclose any Confidential Information, it is agreed that the Consultant will provide the Company with prompt notice of such request(s) so that it may seek an appropriate protective order and/or waive the Consultant's compliance with the provisions of this Consulting Agreement. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, the Consultant is nonetheless, in the reasonable opinion of his counsel, compelled to disclose information concerning the Company to any court or governmental agency or authority or to a civil litigant or any other party or else stand liable for contempt or suffer other censure or penalty,

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the Consultant may disclose such information to such tribunal without liability hereunder.

          (d) As used in this Consulting Agreement the term "Confidential Information" means information disclosed to Consultant or known by the Consultant as a consequence of or through his relationship with the Company not generally known about the Company or the Company's clients, business methods, organization, procedures or finances, including, without limitation, information of or relating to contracts, arrangements, research, trade secrets, information regarding trademarks or other intellectual property rights, customer lists, product and service lines, marketing data and any related or other technical, corporate or trade information.

          (e) The Consultant understands that the agreements contained in this
Section 4 are necessary to protect, among other things, the trade secrets, proprietary information, confidential information, customer and supplier lists and know-how by preventing the Consultant from engaging in activities that would inherently create a risk of the Consultant engaging in unfair trade practices.

          5.   Remedies; Cessation of Payment Obligation.
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          In the event of a claimed breach by a party to this Consulting
Agreement of the terms of this Consulting Agreement, the other party shall, after giving notice and a reasonable opportunity to cure such claimed breach, be entitled to institute legal proceedings to obtain damages for any such breach, or, in case of a claimed breach by the Consultant of Section 4 of this Consulting Agreement, to enforce the specific performance of Section 4 of this Consulting Agreement and to enjoin any further violation of Section 4.

          6.   Notice.   For the purposes of this Consulting Agreement, notices,
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demands and all other communications provided for in this Consulting Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to the Consultant:

          Mr. Russell Banks
          14 East 75 Street
          New York, New York 10021

If to the Company:

          Grow Group, Inc.
          MetLife Building
          200 Park Avenue
          New York, New York  10166

          Attention:  Chief Executive Officer

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          7.   Consultant's Independence and Discretion.
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          (a)  Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein, the Consultant's relationship to the Company during the Term shall only be that of an independent contractor and the Consultant shall perform all services pursuant to this Consulting Agreement as an independent contractor.

          (b) Subject only to such specific limitations as are contained in this Consulting Agreement, the manner, means, details or methods by which the Consultant performs his obligations under this Consulting Agreement shall be solely within his discretion.

          8.   Modifications; Waiver Discharge.  This Consulting Agreement is
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entered into between the Company and the Consultant for the benefit of each of the Company and the Consultant. No provisions of this Consulting Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Consultant and the Company's Chief Executive Officer or such other officer as may be specifically designated by the Board of Directors of the Compa-

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ny.  No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Consulting Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          9.   Validity.  The invalidity or unenforceability of any provision or
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provisions of this Consulting Agreement shall not affect the validity or enforceability of any other provision of this Consulting Agreement, which shall remain in full force and effect; provided, however, that if any one or more of
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the terms contained in Section 4 hereto shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and construed in a manner to enable it to be enforced to the extent compatible with applicable law.

          10.  Entire Agreement.  This Consulting Agreement sets forth the
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entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties whether oral or written, by any officer, employee or representative of any party hereto; provided, however, nothing in this Consulting Agreement shall, except as specifically set forth in Section 2(b) hereof, affect the validity or the terms of (a) the employment agreement first executed effective October 31, 1992 between the Consultant and the Company, which agreement has since been amended and extended and which continues in full force and effect in accordance with its terms and (b) any provision of the Merger Agreement.

          11.  Assignment.  This Consulting Agreement may not be assigned by the
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Consultant, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.

          12.  Counterparts.  This Consulting Agreement may be executed in
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several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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          13.  Headings.  The headings contained herein are for reference
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purposes only and shall not in any way affect the meaning or interpretation of this Consulting Agreement.

          14.  Governing Law.  The validity, interpretation, construction and
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performance of this Consulting Agreement shall be governed by the laws of the
State of New York without regard to principles of conflicts of laws.

          IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date and year first above written.

                                         GROW GROUP, INC.


                                         By:  /s/ Lloyd Frank
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                                            Name:    Lloyd Frank
                                            Title:   Secretary


                                               /s/ Russell Banks
                                            -------------------------------
                                               Russell Banks

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